Exhibit 99.1

For Immediate Release Media Relations Contact David Tovar 800-331-0085	Investor Relations Contact Carol Schumacher 479-277-1498
Pre-recorded conference call 800-778-6902 (U.S. and Canada) 585-219-6420 (other countries)

Walmart announces FY12 Q3 EPS from continuing operations of $0.97;

Walmart U.S. and Sam’s Club comp sales exceed guidance

•

Walmart reported third quarter diluted earnings per share from continuing operations (EPS) of $0.97, compared to last year’s $0.95 per share, which included a tax benefit of approximately $0.05 per share. The company’s EPS was within its third quarter guidance of $0.95 to $1.00.

•	Net sales for the third quarter were $109.5 billion, an increase of 8.2 percent from last year.

•

Both Walmart U.S. and Sam’s Club exceeded comparable (“comp”) sales guidance for the quarter. Walmart U.S. comp sales increased 1.3 percent and Sam’s Club comp sales, without fuel, increased 5.7 percent.

•	Walmart International increased net sales approximately 20 percent to $32.4 billion for the quarter, including the benefit from acquisitions and currency exchange translation.

•	The company, as well as the three operating segments, leveraged operating expenses for the quarter.

•	During the third quarter, the company returned $2.7 billion to shareholders through dividends and share repurchases.

BENTONVILLE, Ark., Nov. 15, 2011—Wal-Mart Stores, Inc. (NYSE: WMT) today reported financial results for the third quarter ended Oct. 31, 2011. Net sales for the third quarter of fiscal year 2012 were $109.5 billion, an increase of 8.2 percent from $101.2 billion in net sales in last year’s third quarter. Net sales for the quarter included $2.1 billion in sales from acquisitions in the U.K. and South Africa and a currency exchange translation benefit of $1.3 billion.

Income from continuing operations attributable to Walmart for the quarter was $3.3 billion. Diluted earnings per share from continuing operations attributable to Walmart (EPS) for the third quarter of fiscal year 2012 were $0.97. Last year’s third quarter EPS of $0.95 included a $191-million tax benefit, which was approximately $0.05 per share, related to a favorable adjustment to transfer pricing policies after negotiations with a foreign tax jurisdiction.

Growth and leverage

“Every business segment is stronger today than it was a year ago, and we delivered solid earnings growth for our shareholders in the third quarter,” said Mike Duke, Wal-Mart Stores, Inc. president and chief executive officer. “Both Walmart U.S. and Sam’s Club exceeded comp sales guidance, and I’m pleased that the sales momentum positions us exceedingly well for the holidays. We also are pleased with the growth in both sales and operating income for Walmart International.

“The company leveraged operating expenses this quarter, with all three operating segments achieving that goal as well,” Duke continued. “We are committed to leveraging expenses again this year. Our overall performance reflects Walmart’s strategy of driving the productivity loop, reducing expenses and investing in price.”

The economy continues to weigh on Walmart U.S. customers, and Duke said the stores are continuing a strategy of investing in low prices for the holidays.

“Beyond everyday low price, Walmart U.S. has a number of additional programs in place for the fourth quarter, including the Christmas price guarantee, holiday layaway services and free online shipping options,” said Duke.

“Like the U.S., our international markets are ready for the upcoming holidays. We continue to see strong consumer demand in emerging markets, and our mission is relevant across all our formats around the world. EDLP is becoming an even stronger competitive advantage for us,” Duke added.

Returns and free cash flow

“Walmart remains committed to delivering strong returns to our shareholders,” said Charles Holley, Wal-Mart Stores, Inc. executive vice president and chief financial officer. “During the third quarter, we returned $2.7 billion to our shareholders through dividends and share repurchases, bringing our total year-to-date return to $8.8 billion.”

In the third quarter, the company repurchased $1.4 billion worth of shares, representing approximately 27 million shares. In addition, the company paid $1.3 billion in dividends.

At the end of the third quarter, Walmart had positive free cash flow of $3.4 billion1, compared to $2.9 billion1 in the prior year. Return on investment (ROI) for the trailing 12 months ended Oct. 31, 2011 was 18.2 percent1, compared to 18.6 percent1 for the same period during the prior year. ROI was negatively impacted primarily by the acquisitions completed in the second quarter.

EPS guidance

“Based on our views of the economic and sales environment in all our markets and our expectations for the holidays, we expect fourth quarter fiscal 2012 diluted earnings per share from continuing operations attributable to Walmart to range between $1.42 and $1.48,” Holley said. “Last year, we reported EPS of $1.41 for the fourth quarter, which included a tax benefit of approximately $0.07 per share.

“Based on our year-to-date results and fourth quarter guidance, this implies a full year EPS from continuing operations range of $4.45 to $4.51. This compares to last year’s full year EPS of $4.18, which included an approximate $0.11 per share benefit from certain tax items,” said Holley. “Our guidance estimates assume that currency exchange rates remain at current levels and reflect our confidence in the business for the fourth quarter.”

[1]	See additional information at the end of this release regarding non-GAAP financial measures.

Operating segment details and analysis

Net sales results

Net sales, including fuel, were as follows (dollars in billions):

	Three Months Ended October 31,			Nine Months Ended October 31,
	2011	2010	Percent Change	2011	2010	Percent Change
Net Sales:
Walmart U.S.	$63.835	$62.178	2.7%	$191.397	$189.156	1.2%
Walmart International	32.383	26.919	20.3%	90.387	77.850	16.1%
Sam’s Club	13.298	12.142	9.5%	39.785	36.346	9.5%

Total Company	$109.516	$101.239	8.2%	$321.569	$303.352	6.0%

In addition to the details in the table above, the company noted that consolidated net sales on a constant currency basis increased 6.8 percent to $108.2 billion for the quarter.

Walmart International’s net sales included a $1.3 billion currency exchange rate benefit for the quarter ended Oct. 31, 2011. On a constant currency basis, Walmart International net sales were up 15.3 percent for the third quarter compared to last year. All markets had constant currency sales growth, with China, Mexico and Argentina providing the strongest growth in the third quarter. Acquisitions also provided a $2.1 billion benefit to net sales.

Net sales for Sam’s Club, excluding fuel, grew to $11.8 billion, an increase of 6.2 percent from last year’s third quarter results.

Sales growth comes from comparable store sales, new stores and acquisitions. The company added 8.7 million square feet of retail space through 159 net new retail units this quarter, with 130 units coming from Walmart International. In addition, Walmart International’s total includes 77 Netto stores converted to ASDA supermarkets in the U.K.

Segment operating income

Segment operating income was as follows (dollars in billions):

	Three Months Ended October 31,			Nine Months Ended October 31,
	2011	2010	Percent Change	2011	2010	Percent Change
Segment Operating Income:
Walmart U.S.	$4.627	$4.402	5.1%	$14.262	$13.898	2.6%
Walmart International	1.397	1.223	14.2%	3.908	3.605	8.4%
Sam’s Club	0.390	0.367	6.3%	1.341	1.224	9.6%

Walmart U.S. operating income grew faster than sales, and above last year’s third quarter due to expense leverage.

Walmart International’s reported operating income included a currency exchange rate benefit of $48 million for the third quarter. On a constant currency basis, operating income grew 10.3 percent.

Excluding fuel, Sam’s Club operating income for the third quarter was $378 million, up 3.3 percent compared to last year’s third quarter.

Consolidated operating income for the third quarter, which included the currency exchange rate benefit, was $5.9 billion, up 4.8 percent, compared to the prior year. On a constant currency basis, consolidated operating income rose 3.9 percent to $5.8 billion.

U.S. comparable store sales review and guidance

The company reported U.S. comparable store sales based on its 13-week and 39-week retail calendar periods ended Oct. 28, 2011 and Oct. 29, 2010, as follows:

	Without Fuel		With Fuel		Fuel Impact
	Thirteen Weeks Ended		Thirteen Weeks Ended		Thirteen Weeks Ended
	10/28/11	10/29/10	10/28/11	10/29/10	10/28/11	10/29/10
Walmart U.S.	1.3%	-1.3%	1.3%	-1.3%	0.0%	0.0%
Sam’s Club	5.7%	2.4%	9.0%	3.8%	3.3%	1.4%

Total U.S.	1.9%	-0.7%	2.6%	-0.5%	0.7%	0.2%

	Without Fuel		With Fuel		Fuel Impact
	Thirty-Nine Weeks Ended		Thirty-Nine Weeks Ended		Thirty-Nine Weeks Ended
	10/28/11	10/29/10	10/28/11	10/29/10	10/28/11	10/29/10
Walmart U.S.	-0.3%	-1.5%	-0.3%	-1.5%	0.0%	0.0%
Sam’s Club	5.0%	1.4%	9.0%	3.4%	4.0%	2.0%

Total U.S.	0.5%	-1.1%	1.3%	-0.7%	0.8%	0.4%

During the 13-week period, Walmart U.S. comp sales were driven by an increase in average ticket, partially offset by a decline in traffic versus last year. However, comp traffic improved 160 basis points over the second quarter of fiscal 2012. Grocery, health and wellness and hardlines, which represent approximately 75 percent of Walmart U.S. annual revenues, all had positive comps.

“Three key elements drove the comp improvement in the third quarter,” said Bill Simon, Walmart U.S. president and chief executive officer. “Our focus on expanded assortment, product innovation and local relevance improved merchandise offerings throughout the store and customers responded. Productivity initiatives improved in-stock levels, and we continue to drive price leadership in all our stores.”

For the 4-5-4 period from Oct. 29, 2011 through Jan. 27, 2012, Walmart U.S. expects comparable store sales to increase from flat to two percent. Walmart U.S. 13-week comp sales for the fourth quarter of fiscal 2011 declined 1.8 percent.

“We will continue to execute our price investment strategy,” Simon added. “The holiday season is under way and we’re aggressively going after the business this season. We have been open on Thanksgiving for several years, and this year, we kick off event sales at 10 p.m. that day. Walmart has the assortment customers are looking for, both in store and online. We have the inventory they need. And, our ad match and Christmas price guarantee will leave no doubt that Walmart is the clear price leader this holiday season.”

For Sam’s Club, comparable traffic and ticket, excluding fuel, were both higher than the comparable period last year and increased for both Business and Advantage members for the 13-week period.

“Consistent with the overall club channel, Sam’s performance for the third quarter was exceptional, with comp sales, excluding fuel, increasing 5.7 percent,” said Brian Cornell, Sam’s Club president and chief executive officer. “This is our seventh quarter of sequentially increasing comps, and we expect that sales momentum to remain strong.

“Looking ahead, we are ready for the upcoming holiday season. Our club associates are energized. We have many new and exciting items across the club – from fresh to gifts,” Cornell added.

Sam’s Club expects comp sales, without fuel, for the current 13-week period from Oct. 29, 2011 through Jan. 27, 2012 to increase between 4 percent and 6 percent. Last year, Sam’s Club comp sales, without fuel, for the fourth quarter rose 2.7 percent.

Both Walmart U.S. and Sam’s Club will report comparable sales for the 13-week period ending Jan. 27, 2012 on Feb. 21, 2012, when the company reports fourth quarter results.

Notes

Constant currency results are calculated by translating current year results using prior year exchange rates.

After this earnings release has been furnished to the Securities and Exchange Commission (SEC), a pre-recorded call offering additional comments on the quarter will be available to all investors. Callers may listen to this call by dialing 800-778-6902, or 585-219-6420 outside the U.S. and Canada. Information included in this release, including reconciliations, and the pre-recorded phone call are available in the investor information area on the company’s website at www.walmartstores.com/investors.

Wal-Mart Stores, Inc. (NYSE: WMT) serves customers and members more than 200 million times per week at 9,826 retail units under 69 different banners in 28 countries. With fiscal year 2011 sales of $419 billion, Walmart employs more than 2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://www.walmartstores.com.

Forward Looking Statements

This release contains statements as to Walmart management’s forecasts of the company’s diluted earnings per share from continuing operations attributable to Walmart for the fiscal quarter and the fiscal year to end Jan. 31, 2012 (and statements of assumptions underlying such forecasts), and management’s forecasts of the comparable store sales of the Walmart U.S. segment of the company and the comparable club sales, excluding fuel, of the Sam’s Club segment of the company for the 13-week period from Oct. 29, 2011 through Jan. 27, 2012, management’s commitments to leveraging operating expenses for the full fiscal year 2012 and to delivering strong returns to Walmart’s shareholders, and management’s expectations that the Walmart U.S. segment will continue to execute its price investment strategy, that certain initiatives of that segment will leave no doubt that Walmart is the clear price leader in the upcoming holiday season and for the sales momentum of the Sam’s Club segment to remain strong that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that act. Those statements can be identified by the use of the word or phrase “are committed,” “assume,” “based on,” “committed,” “expect,” “expects,” “guidance,” “implies,” “reflects,” “will continue” and “will leave” in the statements or relating to such statements. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including: general economic conditions; economic conditions affecting specific markets in which we operate; competitive pressures; inflation and deflation; consumer confidence, disposable income, credit availability, spending patterns and debt levels; the seasonality of Walmart’s business and seasonal buying patterns in the United States and other markets; geo-political conditions and events; weather conditions and events and their effects; catastrophic events and natural disasters and their effects on Walmart’s business; public health emergencies; civil unrest and disturbances and terrorist attacks; commodity prices; the cost of goods Walmart sells; transportation costs; the cost of diesel fuel, gasoline, natural gas and electricity; the selling prices of gasoline; disruption of Walmart’s supply chain, including transport of goods from foreign suppliers; information security costs; trade restrictions; changes in tariff and freight rates; labor costs; the availability of qualified labor pools in Walmart’s markets; changes in employment laws and regulations; the cost of healthcare and other benefits; casualty and other insurance costs; accident-related costs; the cost of construction materials; the availability of acceptable building sites for new stores, clubs and facilities; zoning, land use and other regulatory restrictions; adoption of or changes in tax and other laws and regulations that affect Walmart’s business, including changes in corporate tax rates; developments in, and the outcome of, legal and regulatory proceedings to which Walmart is a party or is subject; currency exchange rate fluctuations; changes in market interest rates; conditions and events affecting domestic and global financial and capital markets; and other risks. The company discusses certain of these factors more fully in certain of its filings with the SEC, including its most recent annual report on Form 10-K filed with the SEC, and this release should be read in conjunction with that annual report on Form 10-K, together with all of the company’s other filings, including its quarterly reports on Form 10-Q and current reports on Form 8-K, made with the SEC through the date of this release. The company urges readers to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements contained in this release are as of the date of this release, and Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Wal-Mart Stores, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

SUBJECT TO RECLASSIFICATION

	Three Months Ended			Nine Months Ended
	October 31,			October 31,
(Amounts in millions except per share data)	2011	2010	Percent Change	2011	2010	Percent Change
Revenues:
Net sales	$109,516	$101,239	8.2%	$321,569	$303,352	6.0%
Membership and other income	710	713	-0.4%	2,212	2,137	3.5%

Total Revenue	110,226	101,952	8.1%	323,781	305,489	6.0%

Cost of sales	82,591	75,819	8.9%	242,538	227,875	6.4%
Operating, selling, general and administrative expenses	21,757	20,522	6.0%	63,086	60,076	5.0%

Operating income	5,878	5,611	4.8%	18,157	17,538	3.5%

Interest:
Debt	528	500	5.6%	1,544	1,432	7.8%
Capital leases	72	69	4.3%	218	201	8.5%
Interest income	(65)	(53)	22.6%	(131)	(161)	-18.6%

Interest, net	535	516	3.7%	1,631	1,472	10.8%

Income from continuing operations before income taxes	5,343	5,095	4.9%	16,526	16,066	2.9%

Provision for income taxes	1,842	1,505	22.4%	5,510	5,285	4.3%

Income from continuing operations	3,501	3,590	-2.5%	11,016	10,781	2.2%
Loss from discontinued operations, net of tax	(8)	—	-100.0%	(36)	—	-100.0%

Consolidated net income	3,493	3,590	-2.7%	10,980	10,781	1.8%
Less consolidated net income attributable to noncontrolling interest	(157)	(154)	1.9%	(444)	(448)	-0.9%

Consolidated net income attributable to Walmart	$3,336	$3,436	-2.9%	$10,536	$10,333	2.0%

Income from continuing operations attributable to Walmart:
Income from continuing operations	$3,501	$3,590	-2.5%	$11,016	$10,781	2.2%
Less consolidated net income attributable to noncontrolling interest	(157)	(154)	1.9%	(444)	(448)	-0.9%

Income from continuing operations attributable to Walmart	$3,344	$3,436	-2.7%	$10,572	$10,333	2.3%

Basic net income per common share:
Basic income per common share from continuing operations attributable to Walmart	$0.97	$0.95	2.1%	$3.04	$2.80	8.6%
Basic loss per common share from discontinued operations attributable to Walmart	—	—	0.0%	(0.01)	—	-100.0%

Basic net income per common share attributable to Walmart	$0.97	$0.95	2.1%	$3.03	$2.80	8.2%

Diluted net income per common share:
Diluted income per common share from continuing operations attributable to Walmart	$0.97	$0.95	2.1%	$3.03	$2.79	8.6%
Diluted loss per common share from discontinued operations attributable to Walmart	(0.01)	—	-100.0%	(0.01)	—	-100.0%

Diluted net income per common share attributable to Walmart	$0.96	$0.95	1.1%	$3.02	$2.79	8.2%

Weighted-average number of common shares:
Basic	3,445	3,617		3,473	3,692
Diluted	3,458	3,631		3,487	3,706

Dividends declared per common share	$—	$—		$1.46	$1.21

Wal-Mart Stores, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

SUBJECT TO RECLASSIFICATION

	October 31,		January 31,
(Amounts in millions)	2011	2010	2011
ASSETS
Current assets:
Cash and cash equivalents	$7,063	$10,616	$7,395
Receivables, net	4,757	4,374	5,089
Inventories	44,135	41,059	36,318
Prepaid expenses and other	3,227	3,382	2,960
Current assets of discontinued operations	89	137	131

Total current assets	59,271	59,568	51,893

Property and equipment:
Property and equipment	151,638	145,669	148,584
Less accumulated depreciation	(43,909)	(41,857)	(43,486)

Property and equipment, net	107,729	103,812	105,098

Property under capital leases:
Property under capital leases	5,860	5,847	5,905
Less accumulated amortization	(3,197)	(3,117)	(3,125)

Property under capital leases, net	2,663	2,730	2,780

Goodwill	20,409	16,586	16,763
Other assets and deferred charges	4,967	4,194	4,129

Total assets	$195,039	$186,890	$180,663

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$9,594	$7,352	$1,031
Accounts payable	37,350	36,208	33,557
Dividends payable	1,305	1,191	—
Accrued liabilities	16,890	17,518	18,701
Accrued income taxes	382	518	157
Long-term debt due within one year	1,470	5,196	4,655
Obligations under capital leases due within one year	321	347	336
Current liabilities of discontinued operations	27	77	47

Total current liabilities	67,339	68,407	58,484

Long-term debt	44,872	40,803	40,692
Long-term obligations under capital leases	2,979	3,096	3,150
Deferred income taxes and other	8,085	6,197	6,682
Redeemable noncontrolling interest	373	367	408

Commitments and contingencies

Equity:
Common stock and capital in excess of par value	3,769	3,969	3,929
Retained earnings	64,769	61,451	63,967
Accumulated other comprehensive income (loss)	(1,375)	105	646

Total Walmart shareholders’ equity	67,163	65,525	68,542
Noncontrolling interest	4,228	2,495	2,705

Total equity	71,391	68,020	71,247

Total liabilities and equity	$195,039	$186,890	$180,663

Wal-Mart Stores, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

SUBJECT TO RECLASSIFICATION

	Nine Months Ended
	October 31,
(Amounts in millions)	2011	2010
Cash flows from operating activities:
Consolidated net income	$10,980	$10,781
Loss from discontinued operations, net of tax	36	—

Income from continuing operations	11,016	10,781
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	6,067	5,635
Other	1,367	851
Changes in certain assets and liabilities, net of effects of acquisitions:
Accounts receivable	499	(90)
Inventories	(7,271)	(7,996)
Accounts payable	3,331	5,363
Accrued liabilities	(2,095)	(2,279)

Net cash provided by operating activities	12,914	12,265

Cash flows from investing activities:
Payments for property and equipment	(9,543)	(9,319)
Proceeds from disposal of property and equipment	354	242
Investments and business acquisitions, net of cash acquired	(3,537)	(132)
Other investing activities	(88)	(80)

Net cash used in investing activities	(12,814)	(9,289)

Cash flows from financing activities:
Change in short-term borrowings, net	8,558	6,820
Proceeds from issuance of long-term debt	5,008	11,383
Payment of long-term debt	(4,265)	(3,577)
Dividends paid	(3,800)	(3,361)
Purchase of Company stock	(4,957)	(10,972)
Other financing activities	(828)	(623)

Net cash used in financing activities	(284)	(330)

Effect of exchange rates on cash and cash equivalents	(148)	63

Net increase (decrease) in cash and cash equivalents	(332)	2,709
Cash and cash equivalents at beginning of year	7,395	7,907

Cash and cash equivalents at end of period	$7,063	$10,616

Wal-Mart Stores, Inc.

Reconciliations of and Other Information regarding Non-GAAP Financial Measures

(Unaudited)

(In millions, except per share data)

The following information provides reconciliations of non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (“GAAP”). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

Free Cash Flow

We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Free cash flow was $3.4 billion and $2.9 billion for the nine-month periods ended Oct. 31, 2011 and 2010, respectively.

Free cash flow is considered a non-GAAP financial measure under the SEC’s rules. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company’s financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, income from continuing operations as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.

Additionally, our definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by our management to calculate free cash flow may differ from the methods other companies use to calculate their free cash flow. We urge you to understand the methods used by another company to calculate its free cash flow before comparing our free cash flow to that of such other company.

The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, a GAAP measure, which we believe to be the GAAP financial measure most directly comparable to free cash flow, for the nine-month periods ended Oct. 31, 2011 and 2010, as well as information regarding net cash used in investing activities and net cash used in financing activities in those periods.

	For the Nine Months Ended
	October 31,
(Amounts in millions)	2011	2010
Net cash provided by operating activities	$12,914	$12,265
Payments for property and equipment	(9,543)	(9,319)

Free cash flow	$3,371	$2,946

Net cash used in investing activities	$(12,814)	$(9,289)
Net cash used in financing activities	$(284)	$(330)

Calculation of Return on Investment and Return on Assets

Management believes return on investment (“ROI”) is a meaningful metric to share with investors because it helps investors assess how effectively Walmart is employing its assets. Trends in ROI can fluctuate over time as management balances long-term potential strategic initiatives with any possible short-term impacts.

ROI was 18.2 percent and 18.6 percent for the trailing 12 months ended Oct. 31, 2011 and 2010, respectively.

We define ROI as adjusted operating income (operating income plus interest income, depreciation and amortization, and rent expense) for the fiscal year or trailing 12 months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets of continuing operations, plus accumulated depreciation and amortization less accounts payable and accrued liabilities for that period, plus a rent factor equal to the rent for the fiscal year or trailing 12 months multiplied by a factor of eight.

ROI is considered a non-GAAP financial measure under the SEC’s rules. We consider return on assets (“ROA”) to be the financial measure computed in accordance with GAAP that is the most directly comparable financial measure to ROI as we calculate that financial measure. ROI differs from ROA (which is income from continuing operations for the fiscal year or trailing twelve months divided by average total assets of continuing operations for the period) because ROI: adjusts operating income to exclude certain expense items and adds interest income; adjusts total assets from continuing operations for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities; and incorporates a factor of rent to arrive at total invested capital.

Although ROI is a standard financial metric, numerous methods exist for calculating a company’s ROI. As a result, the method used by Walmart’s management to calculate ROI may differ from the methods other companies use to calculate their ROI. We urge readers to understand the methods used by another company to calculate its ROI before comparing our ROI to that of such other company.

The calculation of ROI, along with reconciliation to the calculation of ROA, the most comparable GAAP financial measurement, is as follows:

Wal-Mart Stores, Inc.

Return on Investment and Return on Assets

	For the Trailing Twelve Months Ended, October 31,
(Dollar amounts in millions)	2011	2010
CALCULATION OF RETURN ON INVESTMENT
Numerator
Operating income	$26,161	$24,996
+ Interest income	171	214
+ Depreciation and amortization	8,073	7,537
+ Rent	2,253	1,922

= Adjusted operating income	$36,658	$34,669

Denominator
Average total assets of continuing operations[1]	$190,852	$179,555
+ Average accumulated depreciation and amortization[1]	46,040	42,262
- Average accounts payable[1]	36,779	33,564
- Average accrued liabilities[1]	17,204	17,078
+ Rent * 8	18,024	15,376

= Average invested capital	$200,933	$186,551

Return on investment (ROI)	18.2%	18.6%

CALCULATION OF RETURN ON ASSETS
Numerator

Income from continuing operations	$16,194	$15,771

Denominator

Average total assets of continuing operations[1]	$190,852	$179,555

Return on assets (ROA)	8.5%	8.8%

	As of October 31,
Certain Balance Sheet Data	2011	2010	2009
Total assets of continuing operations[2]	$194,950	$186,753	$172,357
Accumulated depreciation and amortization	47,106	44,974	39,549
Accounts payable	37,350	36,208	30,920
Accrued liabilities	16,890	17,518	16,638

1	The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.

2	Based on continuing operations only and therefore excludes the impact of discontinued operations. Total assets as of Oct. 31, 2011, 2010 and 2009 in the table above exclude assets of discontinued operations that are reflected in the Condensed Consolidated Balance Sheets of $89 million, $137 million and $145 million, respectively.

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